Exhibit 99

News Release

VISHAY UPDATES OUTLOOK FOR SEPTEMBER QUARTER

VISHAY TO ANNOUNCE THIRD QUARTER 2008 RESULTS ON
TUESDAY, OCTOBER 28

MALVERN, PENNSYLVANIA – October 16, 2008 – Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it is revising its revenue and gross margin outlook for the quarter ending September 27, 2008.

Vishay expects third quarter revenue to be in the range of $736 to $742 million and gross margins in the range of 21.4 to 21.8%, compared with its prior outlook for revenue of $750 to $770 million and gross margins of about 23.2%.

Revenues in the third quarter declined due to a worldwide worsening of end market conditions, which accelerated in September. Apart from the drop in sales, gross margins were also impacted by production inefficiencies caused by the substantial reduction in volume for some of our businesses.

Due to the deteriorating stock market conditions Vishay will perform additional impairment tests on its goodwill and other long-lived assets as of the end of the third quarter. Vishay also announced that it expects to record additional impairment charges in the third quarter. The amount of these impairment charges could be significant.

Vishay will release results for the third quarter ending September 27, 2008 before the NYSE opens on October 28, 2008. A conference call to discuss the results is scheduled for Tuesday, October 28, 2008 at 10:00 AM ET.

The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 68890836. There will be a replay of the conference call from 12:30 PM ET on Tuesday, October 28, 2008 through 11:59 PM ET on Sunday, November 2, 2008. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is 68890836.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company’s expected third quarter revenues, gross margins and impairment charges are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain uncertainties and assumptions. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results and charges may vary materially from those anticipated. Results for the third quarter will only be known with certainty when the Company completes its accounting for the quarter and any actual impairment charges will only be ascertained after the Company conducts prescribed impairment tests.

CONTACT: Peter G. Henrici, Senior Vice President Corporate Communications, of Vishay Intertechnology, Inc., +1-610-644-1300